EXHIBIT 21 TO FORM 10-K OF
WESCO FINANCIAL CORPORATION
FOR YEAR ENDED DECEMBER 31, 2006
WESCO FINANCIAL CORPORATION
SUBSIDIARIES

	PERCENTAGE
	OWNED BY	STATE OF
NAME OF SUBSIDIARY	REGISTRANT	INCORPORATION

Wesco Holdings Midwest, Inc.	100%	Nebraska
Wesco-Financial Insurance Company	100%	Nebraska
Kansas Bankers Surety Company	100%	Kansas
CORT Business Services Corporation	100%	Delaware
Precision Steel Warehouse, Inc.	100%	Illinois
Precision Steel Warehouse, Inc., Charlotte Service Center	100%	Delaware
Precision Brand Products	100%	Delaware
MS Property Company	100%	California